Exhibit 99.1

Press Release

United States Court of Appeals dismisses $10 Million lawsuit against Franklin Capital Corporation (n.k.a. Patient Safety Technologies, Inc.)

Monday June 6, 3:00 pm ET

SANTA MONICA, Calif.—(PRIMEZONE)—June 6, 2005—Patient Safety Technologies, Inc. (AMEX:PST - News) announced today that in a June 1, 2005 order, the United States Court of Appeals for the Second Circuit affirmed the dismissal of claims of Jeffrey Leve Family Limited Partnership, L.P. against Franklin Capital Corporation (n.k.a Patient Safety Technologies, Inc.).

On October 15, 2001, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a lawsuit (the “Leve Lawsuit” ) against the Company, Sunshine Wireless, LLC ( “Sunshine” ), and four other defendants affiliated with Winstar Communications, Inc. ( “Winstar” ). On February 25, 2003, the case against the Company and Sunshine was dismissed, however, on October 19, 2004, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. exercised their right to appeal. The initial lawsuit alleged that the Winstar defendants conspired to commit fraud and breached their fiduciary duty to the plaintiffs in connection with the acquisition of the plaintiff’s radio production and distribution business. The complaint further alleged that the Company and Sunshine joined the alleged conspiracy. The plaintiffs sought recovery of damages in excess of $10,000,000, costs and attorneys’ fees.

“We are extremely gratified by the Court’s ruling,” stated Todd Ault, III, Chairman and CEO of Patient Safety Technologies, Inc. “With the dismissal of this suit, we are now able to further focus on achieving our objectives in patient safety and maximizing the value of our non-core assets.”

Patient Safety Technologies, Inc. (PST) is a developer, manufacturer and content provider of patient safety products and services, working toward becoming the leader in the patient safety field. Headquartered in Santa Monica, California, the company’s flagship product is its Safety-Sponge ™ System, which allows for faster and more accurate counting of surgical sponges. For more information on Patient Safety Technologies, Inc., please contact the company directly at (310) 752-1416, or by e-mail at info@patientsafetytechnologies.com or http://www.patientsafetytechnolgies.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies “expects,” “should,” “believes,” “anticipates” or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in the Patient Safety Technologies filings with the Securities and Exchange Commission, including Patient Safety Technologies annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Patient Safety Technologies, Inc.
Steven Jafarzadeh
310-752-1416
www.patientsafetytechnologies.com